UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2011 (November 28, 2011)

ARK RESTAURANTS CORP.
(Exact name of registrant as specified in its charter)

New York	1-09453	13-3156768
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Fifth Avenue
New York, New York 10003
(Address of principal executive offices, with zip code)

Registrant’s telephone number, including area code: (212) 206-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

          On November 28, 2011, Ark Restaurants Corp. (the “Company”) entered into a stock purchase agreement (the “Agreement”) with the Estate of Irving Hershkowitz (the “Seller”) to purchase 250,000 shares (the “Shares”) of the Company’s common stock (the “Acquisition”) from the Seller at a price of $12.50 per share, or a total of $3,125,000 (the “Purchase Price”). Upon the closing of the Acquisition (the “Closing”), the Company will pay the Seller $1.0 million of the Purchase Price in cash and will issue an unsecured promissory note to the Seller for $2,125,000 (the “Note”). The Note will bear interest at 0.19% per annum, and will be payable in 24 equal monthly installments of $88,541 each, commencing on December 1, 2012. Any dividend paid or payable to the Seller in respect of the Shares on or prior to the Closing shall be credited to the payment of the $1.0 million due at Closing.

          The Closing is subject to certain conditions including that the Internal Revenue Service shall have discharged the Federal estate tax lien on the Shares arising under Section 6324(a) of the Internal Revenue Code. In the event the Internal Revenue Service has not discharged such estate tax lien by the third anniversary of the Agreement, either the Company or the Seller may terminate the Agreement.

          The press release issued November 29, 2011, announcing the Agreement is attached hereto as Exhibit 99.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

          The information contained in Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Stock Purchase Agreement between the Company and the Estate of Irving Hershkowitz, dated November 28, 2011

10.2	Form of Unsecured Promissory Note

99.1	Press Release, dated November 29, 2011

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARK RESTAURANTS CORP.

Date: November 30, 2011	By:	/s/ Michael Weinstein

Name: Michael Weinstein
Title: Chief Executive Officer